Pricing Supplement No.  K0093   Dated    3/3/2003             Rule 424(b)(2)
                                                             File No. 333-55650
(To Prospectus dated February 23, 2001 and
Prospectus Supplement dated March 1, 2001)

                                    SALOMON SMITH BARNEY HOLDINGS INC.
Medium-Term Notes, Series K (Registered Notes)
Due Nine Months or More from the Date of Issue

Principal Amount or Face Amount:            $ 100,000,000.00
Issue Price:     100.00%
Proceeds to Company on original issuance:   $  99,750,000.00
Commission:                                     $ 250,000.00
Agents' capacity on original issuance:
                  Salomon Smith Barney Inc.  :  $  95,000,000.00
                  Ormes Capital Markets Inc. :    $ 2,500,000.00
                  Pryor, Counts & Company    :    $ 2,500,000.00

Salomon Smith Barney Inc.'s capacity on original issuance:  |x| As Agent
If as principal                                     | |  As principal
       | |  The Registered Notes are being offered at varying prices related to prevailing market prices at the time of resale.
       | |  The Registered Notes are being offered at a fixed initial public offering price  % of Principal Amount or Face Amount.
Form of Note: |x| Global  | | Definitive
Original Issue Date:       3/3/2003
Stated Maturity:           3/3/2006
Specified Currency:
    (If other than U.S. Dollars)
Authorized Denominations:
    (If other than as set forth in the Prospectus Supplement)
Interest Payment Dates: The 3rd of every March, June, September, December.

First Interest Payment Date: June 3, 2003.
Accrue to Pay:  |X| Yes  | | No
Indexed Principal Note:   | |  Yes (See Attached)   |X|  No
Type of Interest on Note: | | Fixed Rate   |X| Floating Rate   | | Indexed Rate
                                                                (See Attached)
Interest Rate (Fixed Rate Notes):
Initial Interest Rate (Floating Rate Notes):
Base Rate: | | CD Rate | | Commercial Paper Rate  |X| Federal Funds Rate
            | | LIBOR Telerate   | | LIBOR Reuters | | Treasury Rate
            | | Treasury Rate Constant Maturity    | | Prime Rate
            | | J.J. Kenny Rate                        | | Euribor
            | | Eleventh District Cost of Funds    | | Other
Calculation Agent (If other than Citibank):   | | Salomon Smith Barney Inc.
                                                  | | Other  (See Attached)
Computation of Interest:  | | 30 over 360       | | Actual over Actual
                             |X| Actual over 360   | | Other (See Attached)
    (If other than as set forth in the Prospectus Supplement)
Interest Reset Dates:  Quarterly on each interest payment date.
Rate Determination Dates: 1 day New York, no rate cutoff.
    (If other than as set forth in the Prospectus Supplement)
Index Maturity:   Federal Funds Effective
Spread (+/-):     +32 basis points
Spread Multiplier:
Change in Spread, Spread Multiplier or Fixed Interest Rate prior
    to Stated Maturity:     | | Yes (See Attached)  |X| No
Maximum Interest Rate:
Minimum Interest Rate:
Amortizing Note:   | |  Yes  (See Attached)   |X|  No

Renewable Note: | | Yes (see attached)  |x| No
Optional Extension of Maturity: | | Yes (see attached)  |x| No

Optional Redemption:   | |  Yes   |X|  No
   Optional Redemption Dates:
   Redemption Prices:
   Redemption: | | In whole only and not in part | | May be in whole or in part

Optional Repayment:       | |  Yes     |X|  No
         Optional Repayment Dates:
         Optional Repayment Prices:

Discount Note:   | |  Yes   |x|  No
         Total Amount of OID:
         Bond Yield to Call:
         Bond Yield to Maturity:
         Yield to Maturity:

Cusip:  79548EKK7